Exhibit 8.1

April 28, 2022

Boaz Energy II, LLC

3300 N. A Street, Building 7 #150

Midland, Texas 79705

Ladies and Gentlemen:

We have acted as counsel to Boaz Energy II, LLC, a Delaware limited liability company (the "Company"), in connection with the filing with the Securities and Exchange Commission on the date hereof, under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”) providing for the offering and sale by the Company of up to 5,801,675 units representing beneficial interests in PermRock Royalty Trust., a Delaware statutory trust (the “Trust”).

You have requested our opinion in connection with the filing of the Registration Statement.

For purposes of rendering this opinion, we have relied upon the accuracy and completeness of the factual statements and representations that are contained in the Conveyance of Net Profits Interest, the Certificate of Trust, the Organizational Trust Agreement, the Amended and Restated Trust Agreement, the Company's representation letter dated as of April 28, 2022 and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the filing of the Registration Statement and (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualification.

We have also assumed that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Registration Statement. If any of the above-described assumptions are untrue for any reason, our opinions as expressed below may be adversely affected and may not be relied upon.

Subject to the assumptions, qualifications, and limitations set forth therein, the discussion set forth in the Registration Statement under the captions “Classification and Taxation of the Trust” and “Tax Classification of the Net Profits Interest”, insofar as they present legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, is the opinion of Haynes and Boone.

We express no opinion on any issue relating to U.S. federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, rules, or regulations or interpretations thereof.

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect, which changes could affect our opinions. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the offer or any other transactions. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the captions “Classification and Taxation of the Trust” and “Tax Classification of the Net Profits Interest” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

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